Sub-Item 77O:  Transaction effected pursuant to Rule 10f-3

Pursuant to Rule 10f-3, the following constitutes the information and representations provided by the investment adviser of the Insight Investment Grade Bond Fund (the "Fund") with respect to securities that were purchased from syndicates in which an affiliated broker-dealer was a participant for the period November 1, 2015 through April 30, 2016 in accordance with the Trust's Rule 10f-3 Procedures.

1.	Issuer:  ANHEUSER-BUSCH INBEV FIN (4.7%, 2/1/2036)

2.	Underwriter From Whom Purchased:  Bank of America Merrill
Lynch

3.	Affiliated Underwriter Managing or Participating in
Underwriting Syndicate:  BNY Mellon Capital Markets

4.	Other Members of the Underwriting Syndicate:  Banca IMI,
Banco Santander, Bank of America Merrill Lynch, Barclays Capital, BNP Paribas/London, CitiGroup Global Markets Ltd, Deutsche Bank Securities Inc., HSBC Securities, ING
Financial Markets LLC, Mitsubishi UFJ Securities USA Inc., Mizuho International PLC, Rabobank International/London,
Royal Bank of Scotland, Societe Generale Corporate and Inv, Sumitomo Mitsui Banking Corp, TD Bank NA, Unicredit Banca Mobiliare, Wells Fargo, ANZ Grindlays Bank and Commerzbank
AG.

5.	Aggregate Principal Amount of Purchase by the Fund, Other
Investment Companies (Including Other Series of the Trust)
Advised by the Adviser/Sub-Adviser and Other Accounts over
which the Adviser/Sub-Adviser Has Investment Discretion:
$1,750,000.00

6.	Purchase Price:  $99.166

7.	Percentage of Issue:  .00192%

8.	The security was (a) part of an issue registered under the
Securities Act of 1933 which was being offered to the public; and (b) purchased prior to the end of the first day on which any sales were made, at a price that is not more than the price paid by each other purchaser of securities in that offering, or in any concurrent offering of the securities (except, in the case of an Eligible Foreign
Offering, for any rights to purchase that are required by law to be granted to existing security holders of the issuer).

9.	The underwriting was a firm commitment underwriting.

10.	The commission, spread or profit was reasonable and
fair in relation to that being received by others for underwriting similar securities during the same period.

11.	The issuer of the securities, and its predecessors,
have been in continuous operation for not less than three years.

12.	The Adviser/Sub-adviser of the Fund is not a principal
underwriter of the security, or an affiliated person of a principal underwriter of the security.

13.	No Affiliated Underwriter of the purchasing Fund was a
direct or indirect participant in or beneficiary of the sale.

14.	Information has or will be timely supplied to the
appropriate officer of the Trust for inclusion on SEC Form
N-SAR and quarterly reports to the Trustees.